Exhibit 4.1

FORM OF AMENDED AND RESTATED WARRANT CERTIFICATE

THIS AMENDED AND RESTATED WARRANT certificate (THIS “WARRANT CERTIFICATE”) AND THE SECURITIES (INCLUDING THE WARRANT CSRS) ISSUABLE UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING THE OFFER AND SALE OF SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Date of Amendment and Restatement of Warrant Certificate (the Restatement Date”)	March 9, 2020
Warrant Shares and CSRs issuable upon exercise of this Warrant Certificate	(i) 325,820 shares of Common Stock (the “Warrant Shares”) and (ii) 550,000 CSRs (as defined in the Contingent Stock Rights Agreement), convertible into additional shares of Common Stock (the “CSR Shares”) pursuant to the terms, conditions and exchange ratios set forth herein and in the Contingent Stock Rights Agreement.

WHEREAS, in connection with the execution and delivery of that certain Credit Agreement and Guaranty, dated as of July 29, 2019 (the “Credit Agreement”), and as a condition precedent to the making of loans pursuant thereto, Foamix Pharmaceuticals Ltd. (“Foamix”) issued a Warrant Certificate (the “Original Warrant Certificate”) to [•] (the “Initial Holder” and, together with its successors and permitted transferees and assigns, a “Holder”) exercisable into up to 550,000 ordinary shares of Foamix;

WHEREAS, Foamix, Menlo Therapeutics Inc. (the “Company”) and Giants Merger Subsidiary Ltd. have entered into that certain Agreement and Plan of Merger, dated as of November 10, 2019 (as subsequently amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Foamix will become a wholly-owned Subsidiary of the Company and (ii) all issued and outstanding ordinary shares of Foamix will be exchanged (the “Exchange”) for Common Stock and CSRs;

WHEREAS, upon the amendment and restatement of the Original Warrant Certificate as provided herein, and as a result of the Exchange and the other transactions contemplated pursuant to the Merger Agreement, upon exercise of this Warrant Certificate pursuant to the terms hereof the Holder will be entitled to receive in lieu of Foamix ordinary shares, Common Stock, with the initial aggregate amount of such Common Stock issuable hereunder being determined on the basis of a 0.5924 exchange ratio (the “Original Exchange Ratio”) for each Foamix ordinary share that would have been issuable to the Holder pursuant to the Original Warrant Certificate immediately prior to the Closing (as defined in the Merger Agreement), and up to 550,000 CSRs, such amounts of Common Stock and CSRs and ratios be subject to adjustment as provided herein;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties to the Credit Agreement will amend and restate such Credit Agreement as of the Restatement Date; and

WHEREAS, in furtherance of the forgoing and in connection with the transactions contemplated by the Merger Agreement, including the Exchange, the Company and the Initial Holder desire to amend and restate the Original Warrant Certificate in its entirety in order to reflect, among other things, that the Company will be the issuer of the Warrant Certificate and the adjustments to be made pursuant to Section 4(a) of the Original Warrant Certificate as a result of the transactions contemplated by the Merger Agreement, including the Exchange.

NOW, THEREFORE, FOR VALUE RECEIVED, the Company and the Initial Holder hereby acknowledge, consent and agree that the Original Warrant Certificate is hereby amended and restated in its entirety to read as set forth herein.

Section 1.               Definitions. Capitalized terms used in this Warrant Certificate (including in the foregoing preambles and recitals) but not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement as in effect on the date hereof. The following terms when used herein have the following meanings:

“Aggregate Exercise Price” means, with respect to any exercise of this Warrant Certificate, an amount equal to the product of (i) the number of Warrant Shares in respect of which this Warrant Certificate is then being exercised pursuant to Section 3 and the Exercise Certificate applicable thereto, multiplied by (ii) the Exercise Price. For the avoidance of doubt, the Aggregate Exercise Price is only determined by reference to the number of Warrant Shares being purchased by the Holder in connection with an exercise hereof, and not the issuance or receipt by the Holder of any CSRs or CSR Shares.

“Bloomberg” has the meaning set forth within the definition of “VWAP”.

“Cashless Exercise” has the meaning set forth in Section 3(c).

“Charter” means the Company's Amended and Restated Certificate of Incorporation dated January 26, 2018.

“Common Stock” means the Company’s shares of Common Stock, par value $0.0001 per share, which carry voting rights.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided that Common Stock Deemed Outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company or any or its wholly-owned Subsidiaries.

“Common Stock Distribution” means any issuance or sale by the Company of any of its shares of Common Stock, Options or Convertible Securities, including in connection with any dividend, distribution or similar action, other than in connection with a dividend or distribution to holders of its Common Stock of the type described in Section 4(c) below.

“Common Stock Reorganization” has the meaning set forth in Section 4(a).

“Company” has the meaning set forth in the second recital.

“Contingent Stock Rights Agreement” means the Contingent Stock Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC dated as of March 9, 2020.

“Convertible Securities” means any Equity Interests that, directly or indirectly, are convertible into or exchangeable for Common Stock, including CSRs.

“Credit Agreement” has the meaning set forth in the preamble.

“CSR” has the meaning given to such term in the Contingent Stock Rights Agreement.

“CSR Shares” has the meaning set forth in the table on the first page hereof.

“Determination Date” has the meaning set forth in the definition of “VWAP”.

“Exchange” has the meaning set forth in the second recital.

“Exercise Certificate” has the meaning set forth in Section 3(b)(i).

“Exercise Date” means, for any given exercise of this Warrant Certificate, whether in whole or in part, a Business Day on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, including, without limitation, the receipt by the Company of the Exercise Certificate.

“Exercise Period” means the period from (and including) the Restatement Date to (and including) 5:00 p.m., New York City time, on the Expiration Date.

“Exercise Price” means $3.528.

“Expiration Date” means July 29, 2026.

“Fair Market Value” means, if the shares of Common Stock are traded on a Trading Market, (i) the VWAP of such shares of Common Stock for such day or (ii) if there have been no sales of such shares of Common Stock on any Trading Market on any such day, the average of the highest bid and lowest asked prices for such shares of Common Stock on all applicable Trading Markets at the end of such day; provided that if at any time the shares of Common Stock are not listed, quoted or otherwise available for trading on any Trading Market (so that no Trading Date shall have occurred), or if VWAP cannot be calculated for the shares of Common Stock for such day for any other reason, the “Fair Market Value” of such shares of Common Stock shall be the fair market value per share of such shares of Common Stock as determined jointly by the Company and the Holder; provided further, that, in the event the Company and Holder are unable to so mutually agree, Fair Market Value shall be determined pursuant to Section 9(a).

“Foamix” has the meaning set forth in the first recital.

“Holder” has the meaning set forth in the first recital.

“Independent Advisor” has the meaning set forth in Section 9(a).

“Initial Holder” has the meaning set forth in the first recital.

“Marketable Securities” means equity securities meeting each of the following requirements: (i) the issuer thereof is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) such equity securities are traded on a Trading Market; and (iii) if delivered (or to be delivered) as payment or compensation to the Holder in connection with an automatic Cashless Exercise pursuant to Section 3(d), following the closing of the related Sale of the Company, the Holder would not be restricted from publicly re-selling all of such equity securities delivered to it, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, or (y) does not extend beyond six (6) months from the closing of such Sale of the Company to the extent such restrictions may be lifted at such time under the applicable federal or state securities laws, rules or regulations.

“Merger Agreement” has the meaning set forth in the second recital.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“NYSE” means the New York Stock Exchange.

“Options” means any warrants, options or similar rights to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Original Exchange Ratio has the meaning set forth in the third recital.

“Original Issue Date” means July 29, 2019.

“Original Warrant Certificate” has the meaning set forth in the first recital.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority, Inc. OTC Bulletin Board.

“Pre-emptive Rights” has the meaning set forth in Section 11.

“Registration Statement” means, in connection with any public offering of securities, any registration statement required pursuant to the Securities Act that covers the offer and sales of any such securities, including any prospectus, amendments or supplements to such Registration Statement, including post-effective amendments and all exhibits and all materials incorporated by reference in such Registration Statement.

“Restatement Date” has the meaning set forth in the table on the first page hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sale of the Company” means a transaction pursuant to which (i) (x) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder and any other parties to the Credit Agreement) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests of the Borrower having more than fifty percent (50%) of the aggregate ordinary voting power, determined on a fully diluted basis, (y) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder and any other parties to the Credit Agreement) acquires, by Contract or otherwise, the right to appoint or elect a majority of the Board of the Company, or (z) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, are sold, and (ii) all Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement are to be paid in full in cash, whether pursuant to the terms of the transaction, pursuant to the terms of the Credit Agreement (including Section 11 thereof) or otherwise.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Amended and Restated Warrant Certificate” has the meaning set forth in Section 2(b).

“Trading Day” means, with respect to the shares of Common Stock or any other Marketable Securities, a date on which the relevant Trading Market is open and conducting business.

“Trading Market” means, with respect to the shares of Common Stock or any other Marketable Securities, the Nasdaq, the NYSE or the OTC Bulletin Board.

“Unrestricted Conditions” has the meaning set forth in Section 10(a)(ii).

“VWAP” means, with respect to any shares of Common Stock, as of any day of determination (a “Determination Date”), the volume weighted average sale price for the period of five (5) consecutive Trading Days immediately preceding such Determination Date on the Trading Market for such shares of Common Stock as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if the volume weighted average sale price has not been reported for such security by Bloomberg for such five (5) day period, then the simple average of the last closing trade prices of such security for such five (5) day period, as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the simple average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc. over such five (5) day period; provided that if VWAP cannot be calculated for such security on such date in the manner provided above (including because the applicable security is not listed or publicly traded), the VWAP shall be the Fair Market Value as mutually determined by the Company and the Holder; provided further that, in the event the Company and Holder are unable to so mutually agree, Fair Market Value shall be determined pursuant to Section 9(a).

“Warrant Certificate” means this Warrant Certificate and all subsequent warrant certificates issued upon division, combination or transfer of, or in substitution for, this Warrant Certificate.

“Warrant Register” has the meaning set forth in Section 5.

“Warrant Shares” has the meaning set forth in the table on the first page hereof; provided that, for purposes of this Warrant Certificate, in no event shall Warrant Shares include or be deemed to include any CSR Shares.

Section 2.               Term of Warrants.

(a)               Subject to the terms and conditions hereof, from time to time during the Exercise Period the Holder may exercise this Warrant Certificate for all or any part of the unexercised Warrant Shares and CSRs issuable upon exercise hereof. To the extent the Holder exercises this Warrant Certificate in whole (and not in part), in addition to the Warrant Shares designated for purchase in the related Exercise Notice, the Holder shall simultaneously receive, at no additional cost to the Holder, all remaining unissued CSRs issuable upon exercise hereof. To the extent the Holder exercises this Warrant Certificate in part (and not in whole), in addition to the number of Warrant Shares designated for purchase in the related Exercise Notice, in consideration of the Exercise Price paid for the Warrant Shares, the Holder shall simultaneously receive, at no additional cost to the Holder, a number of CSRs equal to the pro rata equivalent of the percentage of Warrant Shares issued upon such exercise relative to the total aggregate amount of Warrant Shares available for issuance hereunder immediately prior to such exercise and issuance. To the extent any CSRs are issued pursuant to this clause (a), the Holders rights to convert such CSRs into CSR Shares shall be subject to the terms and provisions of the Contingent Stock Rights Agreement.

(b)               Without limiting clause (a) above, promptly following the earlier of (i) the date on which the Efficacy Determination (as defined in the Contingent Stock Rights Agreement) is delivered and (ii) May 31, 2020, the parties hereto shall amend and restate this Warrant Certificate (as amended and restated, the “Second Amended and Restated Warrant Certificate”), which Second Amended and Restated Warrant Certificate shall (i) be in substantially the same form as this Warrant Certificate, (ii) take into account any prior exercise of this Warrant Certificate, (iii) provide that upon any exercise thereof the Aggregate Exercise Price shall also represent (and be inclusive of) consideration for any CSRs (or CSR Shares); and (iv) reflect the following (provided that all amounts of Common Stock, Warrant Shares or CSR Shares referenced below shall be subject to adjustment as provided herein):

(i)                 In the event that (A) the Efficacy Determination reports that Serlopitant Significance (as defined in the Contingent Stock Rights Agreement) was not achieved in both Phase III PN Trials (as defined in the Merger Agreement) or (B) the Milestone Date (as defined in the Contingent Stock Rights Agreement) has not occurred prior to May 31, 2020, then (x) the Original Exchange Ratio shall be increased to 1.8006, (y) as a result, the maximum aggregate amount of shares of Common Stock issuable upon full exercise of this Warrant Certificate shall be 990,330, representing 325,820 Warrant Shares and 664,510 CSR Shares, and (z) all CSRs issued to or held by the Holder shall be deemed to have terminated and shall no longer be convertible into CSR Shares.

(ii)              In the event that the Efficacy Determination reports that (A) Serlopitant Significance was achieved in only one Phase III PN Trial on or before May 31, 2020 and (B) Serlopitant Significance was not achieved or has not been determined in the other Phase III PN Trial on or before May 31, 2020, then (x) the Original Exchange Ratio shall be increased to 1.2739, (y) as a result, the maximum aggregate amount of shares of Common Stock issuable hereunder upon full exercise of this Warrant Certificate shall be 700,645, representing 325,820 Warrant Shares and 374,825 CSR Shares, and (z) all CSRs issued to or held by the Holder shall be deemed to have terminated and shall no longer be convertible into CSR Shares.

(iii)            In the event that the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020, (x) each CSR issued under the Contingent Stock Rights Agreement (including pursuant to Section 2(a) above) shall be automatically terminated, (y) upon the exercise of this Warrant Certificate the Holder shall only be entitled to receive a maximum aggregate amount of 325,820 Warrant Shares, and (z) any CSRs previously issued upon a partial exercise of this Warrant Certificate shall be deemed to have terminated and shall no longer be convertible into CSR Shares.

Section 3.               Exercise of Warrant Certificate.

(a)               Issuance of CSRs, CSR Shares, etc. Notwithstanding any other provision of this Warrant Certificate, in the event that the Efficacy Determination reports that Serlopitant Significance was achieved in both Phase III PN Trials on or before May 31, 2020 and each CSR issued under the Contingent Stock Rights Agreement is automatically terminated, the Holder shall have no right to receive any CSRs upon exercise hereof. In the event that pursuant to Section 2(a) above the Holder becomes entitled to receive CSRs upon exercise hereof, (i) such CSRs will only be issued to the Holder upon its exercise of this Warrant Certificate for Warrant Shares, and (ii) aside from the payment of the Aggregate Purchase Price payable by the Holder in respect of the purchase of Warrant Shares upon its exercise of this Warrant Certificate no additional or other consideration will be due or payable in respect of the CSRs to be issued in connection with such purchase and issuance of Warrant Shares.

(b)               Exercise Procedure. This Warrant Certificate may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares (and subject to Section 2(b) above) CSRs, subject to the following:

(i)                 delivery to the Company at its then registered office of a duly completed and executed Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), which certificate will specify (x) the number of Warrant Shares to be purchased in connection with such exercise and the Aggregate Exercise Price in respect thereof, and (y) the number of CSRs issuable in connection with such exercise; provided, that any partial exercise of this Warrant Certificate shall be for at least 50,000 Warrant Shares; and

(ii)              simultaneously with the delivery of the Exercise Certificate, payment to the Company of the Aggregate Exercise Price in accordance with Section 3(c) below.

(c)               Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as set forth in the applicable Exercise Certificate, by any of the following methods:

(i)              by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)              by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant Certificate with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or

(iii)            any combination of the foregoing.

In the event of any withholding of Warrant Shares pursuant to Section 3(c)(ii) or (iii) (solely to the extent of such withholding, a “Cashless Exercise”) where the number of such Warrant Shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares of Warrant Shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a Warrant Share being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.

(d)               Automatic Cashless Exercise. To the extent this Warrant Certificate has not been exercised in full by the Holder prior to the earlier of (i) the occurrence of the Expiration Date, and (ii) the date on which a Sale of the Company is consummated pursuant to which the sole consideration payable to the Company or its shareholders in respect of such sale transaction consists of cash, Marketable Securities or a combination thereof, any portion of this Warrant Certificate that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to a Cashless Exercise of the type described in Section 3(c)(ii) above, in whole (and not in part), on the Business Day immediately preceding such date; provided that, unless the Holder otherwise notifies the Company, the automatic Cashless Exercise contemplated by this Section 3(d) shall not occur in the event that, as of the Business Day immediately preceding any such date described above, the per share Fair Market Value of a Warrant Share is less than the Exercise Price per Warrant Share. In the event of any such automatic Cashless Exercise, all remaining CSRs issuable hereunder shall be issued to the Holder. To the extent permitted by applicable Law, and solely for purposes of Rule 144, it is acknowledged and agreed that (i) (A) the Warrant Shares issuable upon any exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have been acquired on the Original Issue Date, and (B) any CSRs issuable upon exercise of this Warrant Certificate (and any CSR Shares issuable upon conversion thereof) shall be deemed to have been acquired on the Restatement Date, and (ii) (A) the holding period for any such Warrant Shares issuable upon the exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have commenced on the Original Issue Date, and (B) the holding period for any CSRs issuable upon the exercise of this Warrant Certificate (and any CSR Shares issuable upon conversion thereof) shall be deemed to have commenced on the Restatement Date; provided that the Company makes no representation or warranty regarding the commencement of the holding period of any such Warrant Share, CSR or CSR Share.

(e)               Delivery of Stock Certificates. With respect to any exercise of this Warrant Certificate by the Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price for the Warrant Shares designated for purchase in such Exercise Certificate, the Company shall, within five (5) Business Days, (i) deliver in accordance with the terms hereof to or upon the order of the Holder that number of Warrant Shares for the portion of this Warrant Certificate so exercised on such date, together with cash in lieu of any fraction of a share to the extent the Company elects to do so pursuant to Section 3(f) below, and (ii) cause any CSRs issuable in connection with such exercise, together with cash in lieu of any fraction of a CSR to the extent provided pursuant to Section 13 of the Contingent Stock Rights Agreement to be registered in the CSR Register (as defined in the Contingent Stock Rights Agreement) in the name of the Holder as provided pursuant to Section 3 of the Contingent Stock Rights Agreement. If such Warrant Shares are issued in certificated form, the Company shall deliver a certificate or certificates, to the extent possible, representing the number of Warrant Shares as the Holder shall request in the Exercise Certificate. If such Warrant Shares are issued in uncertificated form, the Company shall deliver upon request a confirmation evidencing the registration of such shares of Common Stock. CSRs shall be issued in the form provided pursuant to the Contingent Stock Rights Agreement. Unless otherwise provided herein, upon any exercise hereof, this Warrant Certificate shall be deemed to have been exercised and such certificated or uncertificated Warrant Shares and any CSRs shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares and any CSRs for all purposes as of the Exercise Date. Unless otherwise permitted by federal or state securities laws, rules or regulations, any share certificates issued pursuant to the exercise of this Warrant Certificate will bear a legend in substantially the form set out in Section 10(a)(i) below.

(f)                No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares of any Equity Interests shall be issued upon the exercise of this Warrant Certificate. As to any fraction of a share of any Equity Interest which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Fair Market Value of one Warrant Share on the Exercise Date or round up to the next whole share.

(g)               Surrender of this Warrant Certificate; Delivery of New Warrant Certificate.

(i)                 The Holder shall not be required to physically surrender this Warrant Certificate to the Company until this Warrant Certificate has been exercised in full by the Holder, in which case, the Holder shall, at the written request of the Company, surrender this Warrant Certificate to the Company for cancellation within three (3) Business Days after the date the final Exercise Certificate is delivered to the Company. Partial exercises of this Warrant Certificate resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares and any CSRs issuable hereunder by an amount equal to the applicable number of Warrant Shares and CSRs that have been issued hereunder as a result of previous exercises or withheld in connection with any Cashless Exercises. The Holder and the Company shall maintain records showing the number of Warrant Shares and any CSRs issued hereunder, the date of such issuances and the number of Warrant Shares withheld in connection with any Cashless Exercises. The Holder and any assignee, by acceptance of this Warrant Certificate, acknowledge and agree that, by reason of the provisions of this Section 3(g), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder and the number of any CSRs issuable hereunder at any given time may be fewer than the amount stated on the face hereof.

(ii)              Notwithstanding the foregoing, to the extent that there are unexpired and unexercised Warrant Shares remaining under the Warrant Certificate, the Holder may request that the Company (and the Company shall), at the time of issuance of any Warrant Shares hereunder and the surrender of this Warrant Certificate, deliver to the Holder a new Warrant Certificate evidencing the rights of the Holder to subscribe for the unexpired and unexercised Warrant Shares and any unissued CSRs called for by this Warrant Certificate. Unless otherwise agreed upon by the Holder in its sole discretion, such new Warrant Certificate shall in all other respects be identical to this Warrant Certificate.

(h)               Valid Issuance of Warrant Certificate, Warrant Shares and CSRs; Payment of Taxes. With respect to the exercise of this Warrant Certificate, the Company hereby represents, warrants, covenants and agrees as follows:

(i)                 This Warrant Certificate is, and any Warrant Certificate issued in substitution for or replacement of this Warrant Certificate shall be, upon issuance, duly authorized.

(ii)              All Warrant Shares and CSRs issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate), and any CSR Shares issuable upon conversion of such CSRs, shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Equity Interests are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all Liens (other than Liens created by the Holder, or created with regard to income taxes or other taxes payable by the Holder incurred in connection with the exercise of this Warrant Certificate or taxes in respect of any transfer made by the Holder occurring contemporaneously therewith).

(iii)            The Company shall take all such actions as may be necessary to (x) comply with Section 3(j) below and (y) ensure that all such Warrant Shares, CSRs and CSR Shares are issued without violation by the Company of any applicable Law or any requirements of any foreign or domestic securities exchange upon which the Common Stock may be listed at the time of such exercise.

(iv)             The Company shall exclusively bear and pay all expenses in connection with, and all governmental charges, taxes, fees, levies, withholdings and all other such payments, that may be imposed on or with respect to, the issuance of this Warrant Certificate, and the issuance or delivery of Warrant Shares, CSRs and CSR Shares issued pursuant to or in connection with this Warrant Certificate; and the Holder shall not be affected by such payments, and the Company shall not be eligible to any indemnification from the Holder for any such payment.

(v)               The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the capacity and corporate power and authority to enter into this Warrant Certificate and the Contingent Stock Rights Agreement.

(vi)             The Company has taken all action required to be taken by it to authorize the execution, delivery and performance of this Warrant Certificate and the Contingent Stock Rights Agreement.

(vii)          This Warrant Certificate and the Contingent Stock Rights Agreement have been duly executed by the Company.

(viii)        The obligations of the Company under this Warrant Certificate and the Contingent Stock Rights Agreement are legal, valid and binding obligations, enforceable against the Company in accordance with the terms hereof or thereof (as applicable), except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(ix)             As of the Restatement Date, the Company has complied with all obligations set forth in Section 3(j), below.

(i)                 Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant Certificate is to be made in connection with a Sale of the Company, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(j)                 Reservation of Shares. The Company shall at all times during the Exercise Period reserve and keep available out of its authorized but unissued shares of Common Stock or, if applicable, other Equity Interests issuable upon exercise of this Warrant Certificate, the maximum number of shares of Common Stock or such other Equity Interests, as the case may be, issuable upon exercise in full of this Warrant Certificate and the conversion of all CSRs issuable hereunder into CSR Shares. The Company shall not increase the par value of any Common Stock receivable upon the exercise of this Warrant Certificate above the Exercise Price then in effect, and shall take all such actions within its power as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon exercise hereof and, if applicable, CSR Shares upon conversion of any CSRs.

(k)               Rule 144 Compliance. With a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company shall:

(i)                 use reasonable commercial efforts to make and keep adequate public information available, as required by clause (c) of Rule 144;

(ii)              use reasonable commercial efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (excluding, for avoidance of doubt, any prospectus or registration statement which the Company is under no obligation to file); and

(iii)            furnish, or otherwise make available to the Holder so long as the Holder owns Warrant Shares or CSR Shares, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as the Holder may reasonably request in connection with the sale of shares of Common Stock without registration.

(l)                 Ownership Cap. The Company shall not knowingly effect the exercise of this Warrant Certificate, and the Initial Holder shall not have the right to exercise this Warrant Certificate to the extent that, after giving effect to such exercise, the Initial Holder (together with its Affiliates) would beneficially own in excess of 9.99% of the shares of Common Stock of the Company immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock owned by the Initial Holder and its Affiliates shall include the number of Warrant Shares and CSR Shares issuable upon conversion of any CSRs, in each case issuable upon exercise of this Warrant Certificate with respect to which the determination of such aggregate number is being made, but shall exclude shares of Common Stock (if any, and whether in respect of Warrant Shares or CSR Shares) that would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant Certificate beneficially owned by the Initial Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other Equity Interests of the Company beneficially owned by the Initial Holder and its Affiliates (including, without limitation, any CSRs, convertible notes or convertible shares of Common Stock or warrants) subject to a limitation on conversion or exercise analogous to the limitations contained herein. Except as set forth in the preceding sentence, for purposes of this Section 3(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant Certificate, in determining the number of outstanding shares of Common Stock, the Initial Holder of this Warrant Certificate may rely on the number of such outstanding Equity Interests as reflected in the most recent of (i) the Company’s Form 10-K, Form 10-Q or other public filing with the SEC, as the case may be, if available, (ii) a more recent public announcement by the Company, or (iii) any other notice by the Company or its transfer agent setting forth the number of outstanding shares of Common Stock. In addition, upon the written request of the Initial Holder (but not more than once during any calendar quarter), the Company shall, within three (3) Business Days, confirm to the Initial Holder the number of its outstanding shares of Common Stock. Furthermore, upon the written request of the Company (but not more than once during any calendar quarter), the Initial Holder shall promptly confirm to the Company its then current beneficial ownership with respect to the Company’s shares of Common Stock.

(m)             Except as expressly provided herein with respect to cash payments in lieu of the issuance of fractional shares of Equity Interests, and without regard to any exchange of consideration in connection with an automatic Cashless Exercise pursuant to Section 3(d) above or similar event, upon exercise of this Warrant Certificate the Holder shall not otherwise be entitled to receive cash or any Equity Interests that are registered under the Securities Act.

Section 4.               Adjustment to Number of Warrant Shares, Exercise Price, etc. The number of Warrant Shares issuable upon exercise of this Warrant Certificate shall be subject to adjustment from time to time as provided in this Section 4. The number of CSRs issuable in connection with any exercise of this Warrant Certificate shall be subject to adjustment from time to time as provided in the Contingent Stock Rights Agreement, including Section 12 thereof.

(a)               Adjustment to Number of Warrant Shares Upon Reorganizations, Reclassifications, etc. In the event of any changes in the outstanding number of shares of Common Stock Deemed Outstanding by reason of redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements or the like (any of the foregoing or combination thereof, whether in connection with a transaction or otherwise, being a “Common Stock Reorganization”), the number and class of Warrant Shares issuable upon exercise of this Warrant Certificate, and CSR Shares issuable upon conversion of any CSRs issuable hereunder, in the aggregate and, with respect to Warrant Shares, the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant Certificate, on exercise for the same Aggregate Exercise Price, the total number, class, and kind of shares of Equity Interests as the Holder would have owned had this Warrant Certificate been exercised in full for all Warrant Shares and CSRs available to be issued under this Warrant Certificate prior to any such event and had the Holder continued to hold such Warrant Shares and CSRs issued to the Holder in connection with such exercise until after the event requiring adjustment. The form of this Warrant Certificate need not be changed because of any adjustment in the number of Warrant Shares or other Equity Interests, if applicable, subject to this Warrant Certificate.

(b)               Adjustment to Exercise Price Upon a Common Stock Distribution. Subject to clause (iv) below, if the Company consummates or effects any Common Stock Distribution for a price per share of Common Stock less than the Exercise Price then in effect, then, effective upon such Common Stock Distribution, the Exercise Price shall be reduced to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such Common Stock Distribution multiplied by the Exercise Price then in effect, plus (B) the consideration, if any, received by the Company upon such Common Stock Distribution, and the denominator of which shall be the product of (1) the total number of shares of Common Stock Deemed Outstanding immediately after such Common Stock Distribution multiplied by (2) the Exercise Price then in effect.  For purposes of this Section 4(b):

(i)                 In the event Options or Convertible Securities are included in any such Common Stock Distribution, the price per share of Common Stock deemed to have been issued or sold as a result of the sale or issuance of such Options or Convertible Securities, shall be equal to the price per share of Common Stock for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities, as the case may be (determined by dividing (x) the aggregate amount, if any, received or receivable by the Company as consideration for the issuance, sale, distribution or grant of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company, if any, upon the exercise of all such Options or the conversion or exchange of such Convertible Securities (as the case may be), by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities).

(ii)              The provisions of this Section 4(b) shall not in any event operate to increase the Exercise Price.

(iii)            This Section 4(b) shall not apply to any of the following:

(A)	Any issuance, sale or other distribution of shares of Common Stock, Options or Convertible Securities pursuant to (i) any Common Stock Reorganization, which shall instead be governed by Section 4(a) above, or (ii) any dividend or distribution to holders of shares of Common Stock, which shall instead by governed by Section 4(c) below.

(B)	The issuance of shares of Common Stock upon exercise of any Options or Convertible Securities included in the shares of Common Stock Deemed Outstanding as of the Restatement Date.

(C)	The grant or issuance of shares of Common Stock, Options or Convertible Securities to board members, officers, employees, consultants or other service providers of the Company pursuant to any employee incentive plan, employee share purchase plan or similar equity-based benefit plans approved by the Company’s Board; provided that the total number of securities issued under this sub-clause for a price per share less than the Exercise Price shall not constitute more than seven percent (7%) of the total number of shares of Common Stock Deemed Outstanding at any time.

(D)	The issuance or grant of shares of Common Stock, Options or Convertible Securities in connection with Permitted Acquisitions by the Company, or in connection with other transactions or financings with material strategic partners, in each case approved by the Company’s Board; provided, that the total number of securities issued or granted under this sub-clause for a price per share less than the Exercise Price shall not constitute more than seven percent (7%) of the total number of shares of Common Stock Deemed Outstanding at any time.

(c)               Adjustment to Number of Warrant Shares Upon Dividends, Distributions, etc. If the Company declares or pays a dividend or distribution on its outstanding shares of Common Stock, whether payable in cash, Equity Interests or other property, the Holder shall be entitled to receive, at the time such dividend or distribution is paid, without additional cost to the Holder, the total number and kind of cash, Equity Interests or other property which the Holder would have received had the Holder owned, of record as of the date such dividend or distribution was paid, Warrant Shares and, to the extent CSRs are issuable upon exercise hereof, except as otherwise provided in the Contingent Stock Rights Agreement, the CSR Shares into which such CSRs are convertible.

(d)               Certificate as to Adjustment.

(i)                 As promptly as reasonably practicable following any change or adjustment of the type described above in this Section 4, Section 2.1(g) of the Merger Agreement or Section 12 of the Contingent Stock Rights Agreement, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)              As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer certifying the number of Warrant Shares or the amount, if any, of other shares of Common Stock, securities, Equity Interests or assets then issuable upon exercise of this Warrant Certificate (including, if applicable, the number of CSR Shares issuable upon conversion of CSRs issuable hereunder).

(e)               Notices. In the event that, at any time during the Exercise Period the Company shall take a record of the holders of its outstanding Equity Interests (including Warrant Shares issuable hereunder) for the purpose of:

(i)                 entitling or enabling such holders to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of any class of its Equity Interests or any other securities, or to receive any other security;

(ii)              (x) any Common Stock Reorganization, any consolidation or merger of the Company with or into another Person, or (y) a Sale of the Company; or

(iii)            the voluntary or involuntary dissolution, liquidation or winding-up bankruptcy or similar event involving the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution or other right or action, and a description of such dividend, distribution or other right or action, or (B) the effective date on which such Common Stock Reorganization, consolidation, merger, sale, dissolution, liquidation, winding-up or bankruptcy is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of its Equity Interests (or such other Equity Interests at the time issuable upon exercise of the Warrant Certificate) shall be entitled to exchange their shares of Common Stock or other Equity Interests, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or bankruptcy, and the amount per share and character of such exchange applicable to this Warrant Certificate, the Warrant Shares, the CSRs and the CSR Shares. The above notwithstanding, the Company shall not be required to provide the Holder with notice containing such information if the Company reasonably believes that it constitutes material non-public information, unless the Holder (i) confirms to the Company in writing that it consents to receive such information, and (ii) executes a customary market standstill or equivalent agreement pursuant to which the Holder will agree not to trade in the Company’s shares of Common Stock or other Equity Interests while in possession of such material non-public information or until such information is no longer material or non-public.

Section 5.               Warrant Register. The Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for the registration of this Warrant Certificate and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant Certificate is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant Certificate effected in accordance with the provisions of this Warrant Certificate.

Section 6.               Transfer of Warrant Certificate. Subject to Section 10 hereof, this Warrant Certificate and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant Certificate to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant Certificate or Warrant Certificates in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant Certificate evidencing the portion of this Warrant Certificate, if any, not so assigned, and this Warrant Certificate shall promptly be cancelled.

Section 7.               The Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein (including in Sections 4(c) and 4(e) above and Section 11 below), (i) prior to the Exercise Date, the Holder shall not be entitled to receive dividends, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to receive dividends or subscription rights, and (ii) prior to the registration of the Holder in the share register of the Company with respect to the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant Certificate, the Holder shall not be entitled to vote, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of Equity Interests, reclassification of Equity Interests, consolidation, merger, conveyance or otherwise) or receive notice of meetings. In addition, nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant Certificate or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to all shareholders of the Company generally, contemporaneously with the giving thereof to such shareholders, unless such notice or information had been made publicly available on the SEC’s EDGAR system website.

Section 8.               Replacement on Loss; Division and Combination.

(a)               Replacement of Warrant Certificate on Loss. Subject to any further requirements in relation to the cancellation of this Warrant Certificate pursuant to applicable Law, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant Certificate for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant Certificate of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant Certificate so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.

(b)               Division and Combination of Warrant Certificate. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or other assignment which may be involved in such division or combination, this Warrant Certificate may be divided or, following any such division of this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of this Warrant Certificate or Warrant Certificates to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by each applicable Holder or its agents or attorneys. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant Certificate or Warrant Certificates in exchange for this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice. Such new Warrant Certificate or Warrant Certificates shall be of like tenor to the surrendered Warrant Certificate or Warrant Certificates and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice.

Section 9.               Disputes; No Impairment, etc. The parties hereto agree as follows:

(a)               Disputes. In the event of any dispute which arises between the Holder and the Company (including the Board of the Company) with respect to the calculation or determination of Fair Market Value, VWAP, the adjusted Exercise Price, the number or amount of Warrant Shares, CSR Shares, CSRs, other Equity Interests, cash or other property issuable upon exercise of this Warrant Certificate, or, if applicable, upon conversion of any CSRs, the number, amount or type of consideration due to the Holder in connection with any event, transaction or other matter described in Section 4 above or any other matter involving this Warrant Certificate, the Warrant Shares, CSRs or CSR Shares that is not resolved by the parties after good faith discussions and efforts to reach resolution, upon the request of the Holder the disputed issue(s) shall be submitted to a firm of independent investment bankers or public accountants of recognized national standing, which (i) shall be chosen by the Company and be reasonably satisfactory to the Holder and (ii) shall be completely independent of the Company (an “Independent Advisor”), for determination, and such determination by the Independent Advisor shall be binding upon the Company and the Holder with respect to this Warrant Certificate, any Warrant Shares, CSR Shares or CSRs issued in connection herewith or the matter in dispute, as the case may be, absent manifest error. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(b)               Equitable Equivalent. In case any event shall occur as to which the provisions of Section 4 above are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the Holder, fairly protect the rights and benefits of the Holder represented by this Warrant Certificate in accordance with the essential intent and principles of Section 4, then, in any such case, at the request of the Holder, the Company shall submit the matter and issues raised by the Holder to an Independent Advisor, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 4, to the extent necessary to preserve, without dilution, the rights and benefits represented by this Warrant Certificate. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein, if any. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(c)               No Avoidance. The Company shall not, by way of amendment of any of its Charter or other Organic Documents (including the Merger Agreement or the Contingent Stock Rights Agreement) or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment as if the Holder was a shareholder of the Company entitled to the benefit of fiduciary duties afforded to shareholders under Delaware law.

Section 10.           Compliance with the Securities Act.

(a)               Agreement to Comply with the Securities Act, etc.

(i)                 Legend. The Holder, by acceptance of this Warrant Certificate, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant Certificate and further agrees that it shall not offer, sell or otherwise dispose of this Warrant Certificate, any Warrant Shares or, if applicable, any CSR Shares issued hereunder or in connection herewith, except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, this Warrant Certificate, all Warrant Shares and, if applicable, any CSR Shares (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT Certificate AND ANY SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT Certificate INCLUDING THE csrS (AND, IF APPLICABLE, ANY SECURITIES ISSUABLE UPON EXERCISE HEREOF OR UPON CONVERSION OF ANY SECURITIES ISSUABLE UPON EXERCISE HEREOF (INCLUDING THE CSRS)) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING THE OFFER AND SALE OF SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(ii)              Removal of Restrictive Legends. Neither this Warrant Certificate nor any certificates evidencing Warrant Shares or, if applicable, any CSRs or CSR Shares, issuable or deliverable under or in connection with this Warrant Certificate shall contain any legend restricting the transfer thereof (including the legend set forth above in clause (i)) in any of the following circumstances: (A) following any sale of this Warrant Certificate, any Warrant Shares, any CSRs or any CSR Shares issued or delivered to the Holder pursuant to Rule 144, (B) if this Warrant Certificate, Warrant Shares, CSRs or CSR Shares are eligible for sale under clause (b)(1) of Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of issuance of this Warrant Certificate, Warrant Shares, CSRs or CSR Shares, as the case may be, to the reasonable satisfaction of Company’s counsel, such Equity Interests shall be issued free of all legends.

(iii)            Replacement Warrant Certificate. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within ten (10) Business Days) following written request from the Holder issue a replacement Warrant Certificate or replacement certificates evidencing Warrant Shares or CSR Shares, as the case may be, free of all restrictive legends.

(iv)             Sale of Unlegended Shares of Common Stock. The Holder agrees that the removal of the restrictive legend from this Warrant Certificate and any certificates representing securities as set forth in Section 10(a)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant Certificate or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(v)               Notwithstanding the foregoing, all CSRs issued to the Holder are subject to the terms and conditions of the Contingent Stock Rights Agreement, including the restrictions on transfer set forth in Section 5 therein.

(b)               Representations of the Holder. In connection with the issuance of this Warrant Certificate, the Holder represents, as of the Restatement Date, to the Company by acceptance of this Warrant Certificate as follows:

(i)                 The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant Certificate, the Warrant Shares, the CSRs to be issued upon exercise hereof and any CSR Shares into which the CSRs convert for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant Certificate, the Warrant Shares, the CSRs or any CSR Shares into which the CSRs convert, except pursuant to sales registered or exempted under the Securities Act.

(ii)              The Holder understands and acknowledges that this Warrant Certificate, the Warrant Shares and CSRs, to be issued upon exercise hereof are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Notwithstanding the foregoing, all CSRs issued to the Holder are subject to the terms and conditions of the Contingent Stock Rights Agreement, including the restrictions on transfer set forth in Section 5 therein.

(iii)            The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant Certificate, the Warrant Shares, the CSRs and any CSR Shares into which the CSRs convert. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant Certificate and the business, properties, prospects and financial condition of the Company.

Section 11.           Pre-Emptive Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Company grants, issues, offers or sells (i) any shares of Common Stock or (ii)  any Options or Convertible Securities, in each case pro rata to the record holders of shares of Common Stock (the “Pre-emptive Rights”), then the Holder shall be entitled to (but shall not be obligated to) acquire, upon the same terms applicable to such Pre-emptive Rights, the aggregate Pre-emptive Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares and CSR Shares acquirable upon complete exercise of this Warrant Certificate immediately before the date on which a record is taken for the grant, issuance or sale of such Pre-emptive Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Pre-emptive Rights.

Section 12.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case provided that sender did not receive an automated failed delivery notification; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:	Menlo Therapeutics Inc.
520 U.S. Highway 22
Suite 204
Bridgewater, NJ 08807
Attn: General Counsel
Tel.: 908-458-9213
Email: mutya.harsh@foamix.com

with copies to (which shall not qualify as notice to any party hereto):

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Patrick J. Flanagan
Fax: (212) 479-6275
Email: pflanagan@cooley.com

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York City, NY, 10001
Atten: Marie L. Gibson
Email:marie.gibson@skadden.com
If to the Holder:
[•]
Attention: [•]
E-mail: [•]

with a copy to (which shall not qualify as notice to any party hereto):

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attention: Mark Wojciechowski, Esq.
Facsimile: (212) 468-7900
E-mail: mwojciechowski@mofo.com

Section 13.           Cumulative Remedies. Except to the extent expressly provided in Section 6 to the contrary, the rights and remedies provided in this Warrant Certificate are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at Law, in equity or otherwise.

Section 14.           Entire Agreement. Subject to Section 24 below, this Warrant Certificate constitutes the sole and entire agreement of the parties to this Warrant Certificate with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 15.           Successor and Assigns. This Warrant Certificate and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successor or permitted assign of the Holder shall be deemed to be the “Holder” for all purposes hereunder.

Section 16.           No Third-Party Beneficiaries. This Warrant Certificate is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.

Section 17.           Headings. The headings in this Warrant Certificate are for reference only and shall not affect the interpretation of this Warrant Certificate.

Section 18.           Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant Certificate may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant Certificate shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 19.           Severability. If any term or provision of this Warrant Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 20.           Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal Laws of the State of New York without effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 21.           Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based on this Warrant Certificate or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in Section 12 shall be effective service of process for any suit, action or other proceeding, and the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 22.           Counterparts. This Warrant Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant Certificate delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant Certificate.

Section 23.           No Strict Construction. This Warrant Certificate shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 24.           Mutatis Mutandis. The rights, title, interests and benefits of the Holder pursuant to the Contingent Stock Rights Agreement in respect of any CSRs issued to it hereunder and any CSR Shares issuable to it upon conversion of such CSRs shall continue to be effective and in full force and effect notwithstanding whether the Contingent Stock Rights Agreement terminates or is terminated earlier than the Expiration Date. To that end, the CSRs shall remain in full force and effect until the earliest of the time when this Warrant Certificate is exercised in full, the Expiration Date and the date when the Second Amended and Restated Warrant Certificate is executed and delivered and, among other things, gives effect to the adjustments contemplated pursuant to Section 2(b). In the event of any such earlier termination of the Contingent Stock Rights Agreement, all applicable terms and provisions thereof necessary to protect and continue the rights, interests, title and benefits of the Holder with respect to the CSRs and the CSR Shares pursuant to the Contingent Stock Rights Agreement (including in respect of conversion of the CSRs into CSR Shares at the Exchange Ratio) shall be deemed to be incorporated by reference herein, mutatis mutandis (subject to the terms and conditions relating to the Efficacy Determination as set forth in Section 2(b) hereof).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant Certificate on the Restatement Date.

MENLO THERAPEUTICS INC.

By:	[•]

By:	[•]

Accepted and agreed,

[Initial Holder]

By:
Name:
Title:

Exhibit A
to Warrant Certificate

FORM OF EXERCISE CERTIFICATE

(To be signed only upon exercise of Warrant Certificate and the Warrants)

To:	Menlo Therapeutics Inc.

520 U.S. Highway 22

Suite 204

Bridgewater, NJ 08807

Attention: General Counsel

Reference is made to that certain Amended and Restated Warrant Certificate, issued on March [9], 2020 (as subsequently amended or otherwise modified from time to time, the “Warrant Certificate”), by Menlo Therapeutics, Inc., a copy of which is attached to this Exercise Certificate. Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate.

The undersigned, as holder of a right to purchase Warrant Shares and receive CSRs, in each case pursuant to the terms of the Warrant Certificate, hereby irrevocably elects to exercise the purchase right represented by such Warrant Certificate for, and to purchase thereunder, [________ (_____)] Warrant Shares and herewith elects to make payment of the Aggregate Exercise Price for such Warrant Shares by the following method:

The undersigned hereby elects to make payment of the Aggregate Exercise Price of [                                      Dollars ($                )] for (            ) Warrant Shares using the method described in Section 3(c)(i).

The undersigned hereby elects to make payment of the Aggregate Exercise Price of [                                      Dollars ($                )] for (            ) Warrant Shares using the method described in Section 3(c)(ii).

The undersigned hereby elects to make payment of the Aggregate Exercise Price of [                Dollars ($              )] for (            ) Warrant Shares using the method described in Section 3(c)(iii).

[In addition, as required pursuant to Section 2(a) of the Warrant Certificate, the undersigned hereby directs the Company to issue to the undersigned [_______ (____)] CSRs at no additional cost.]1

Unless otherwise defined herein, capitalized terms have the meanings provided in the Warrant Certificate.

1 Use if CSR Shares are issuable pursuant to Section 3(a) of the Warrant Certificate.

Exhibit A-1

DATED:
[HOLDER]

By
Name:
Title:

Exhibit A-2

Exhibit B
to Warrant Certificate

FORM OF ASSIGNMENT

[DATE OF ASSIGNMENT]

Reference is made to that certain Amended and Restated Warrant Certificate, issued on March [9], 2020 (as subsequently amended or otherwise modified from time to time, the “Warrant Certificate”), by Menlo Therapeutics, Inc. to the undersigned (herein referred to as the “Holder”). A copy of Warrant Certificate is attached to this Assignment. Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate.

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers to [NAME OF ASSIGNEE] (the “Assignee”) the right to acquire [(i)] [all Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate] [_____ of the Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate] [, and (ii) [all] [____] CSRs issuable in connection with the exercise of the Warrant Certificate for Warrant Shares]. In furtherance of the foregoing assignment, the Holder hereby irrevocably instructs the Company to (i) memorialize such assignment on the Warrant Register as required pursuant to Section 5 of the Warrant Certificate, and (ii) pursuant to Section 6 of the Warrant Certificate, execute and deliver to the Assignee [and the Holder] [a new Warrant Certificate] [new Warrant Certificates] reflecting the foregoing assignment ([each] a “Substitute Warrant Certificate”).

The Assignee acknowledges and agrees that its Substitute Warrant Certificate and the Warrant Shares [and, the CSRs] to be issued upon exercise thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of its Substitute Warrant Certificate or any Warrant Shares [or any CSRs] except under circumstances which will not result in a violation of the Securities Act or any applicable state securities laws. The Assignee represents and warrants for the benefit of the Company that the Assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

To the extent required pursuant to Section 10(a) of the Warrant Certificate, the Assignee acknowledges and agrees that a restrictive legend shall be applied to the Assignee’s Substitute Warrant, the Warrant Shares issuable upon exercise of the substitute Warrant Certificate [and, if applicable, any CSR Shares issued upon conversion of any CSRs assigned pursuant hereto] exercise of such the Substitute Warrant Certificate, substantially consistent with the legend set forth in Section 10(a)(i).

[SIGNATURE PAGE FOLLOWS]

Exhibit B-1

IN WITNESS WHEREOF, the parties hereto agree as set forth above as of the date first written above.

[HOLDER]

By
Name:
Title:

Accepted and agreed,

[NAME OF ASSIGNEE]

By
Name:
Title:

Exhibit B-2